Exhibit 10.3

MANAGEMENT AGREEMENT

by and among

PENNYMAC MORTGAGE INVESTMENT TRUST,

PENNYMAC OPERATING PARTNERSHIP, L.P.

and

PNMAC CAPITAL MANAGEMENT, LLC

Dated as of August 4, 2009

MANAGEMENT AGREEMENT, dated as of August 4, 2009, by and among PennyMac Mortgage Investment Trust, a Maryland real estate investment trust (the “Trust”), PennyMac Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and PNMAC Capital Management, LLC, a Delaware limited liability company (the “Manager”).

W I T N E S S E T H:

WHEREAS, the Trust is a newly-formed Maryland real estate investment trust which intends to invest primarily in residential mortgage loans and mortgage-related assets and intends to qualify as a real estate investment trust for federal income tax purposes and will elect to receive the tax benefits accorded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Trust conducts substantially all of its operations, and makes substantially all of its investments, through the Operating Partnership, which is a Subsidiary of the Trust; and

WHEREAS, the Trust and the Operating Partnership desire to retain the Manager to manage the business and investment affairs of the Trust and the Subsidiaries (as defined below) and to perform services for the Trust and the Subsidiaries in the manner and on the terms set forth herein and the Manager wishes to be retained to provide such services.

NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Section 1.  Definitions.  (a)  The following terms shall have the meanings set forth in this Section 1(a):

“Affiliate” means (1) any Person directly or indirectly controlling, controlled by or under common control with such other Person, (2) any executive officer or general partner of such other Person and (3) any legal entity for which such Person acts as an executive officer or general partner.

“Agreement” means this Management Agreement, as amended, supplemented or otherwise modified from time to time.

“Allocation Policy” means the allocation policy for the Trust and the Manager, a copy of which is attached hereto as Exhibit A, as the same may be amended, restated, modified, supplemented or waived by the Board of Trustees as specified therein.

“Automatic Renewal Term” has the meaning set forth in Section 11(b) hereof.

“Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the Unites States

Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided, that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

“Base Management Fee” means the base management fee, calculated and payable (in cash) quarterly in arrears, in an amount equal to 1.50% per annum of the Trust’s Shareholders’ Equity.  For purposes of calculating the Base Management Fee, outstanding limited partnership interests in the Operating Partnership (other than limited partnership interests held by the Trust) shall be treated as outstanding Common Shares.

“Board of Trustees” means the board of trustees of the Trust.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Change in Control of the Manager” means the occurrence of any of the following: (1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Manager, taken as a whole, to any Person other than one or more Affiliates of the Manager, the Trust or a Subsidiary; or (2) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Affiliates of the Manager, the Trust or a Subsidiary, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the voting securities of the Manager.

“Claim” has the meaning set forth in Section 9(c) hereof.

“Closing Date” means the date of closing of the Initial Public Offering.

“Code” has the meaning set forth in the Recitals.

“Common Shares” means the common shares of beneficial interest, par value $0.01, of the Trust.

“Conditional Payments” means the Manager Conditional Payment and the Underwriter Conditional Payment.

“Conduct Policies” has the meaning set forth in Section 2(t) hereof.

“Confidential Information” has the meaning set forth in Section 6(a) hereof.

“Core Earnings” means:

(A) GAAP net income (loss) excluding non-cash equity compensation expense;

(B) excluding any unrealized gains, losses or other non-cash items recorded in the period, regardless of whether such items are included in other comprehensive income or loss, or in net income; and

(C) adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between the Manager and the Independent Trustees and after approval by a majority of the Independent Trustees.

For the initial four fiscal quarters following the Initial Public Offering, Core Earnings will be calculated on the basis of each of the previously completed fiscal quarters on an annualized basis.  Core Earnings for the initial fiscal quarter following the Initial Public Offering will be calculated from the Closing Date on an annualized basis.

In the event the Conditional Payments are made pursuant to the terms of the Underwriting Fee Reimbursement Agreement and the Underwriting Agreement, respectively, such Conditional Payments shall be excluded from the calculation of Core Earnings.

“Core Earnings Offset” means any portion of a Core Loss from a period prior to the Rolling Four Quarters Period that has not been taken into account in reducing the amount of Core Earnings (but not below zero) from a period subsequent to the period in which such Core Loss occurred in connection with the calculation of the Incentive Fee for any period.

“Core Loss” means a loss with regard to any period as calculated in accordance with the definition of Core Earnings.

“Effective Termination Date” has the meaning set forth in Section 11(c) hereof.

“Excess Funds” has the meaning set forth in Section 2(u) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.

“Governing Instruments” means, with regard to any entity, the trust instrument in the case of a trust, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the certificate of formation and operating agreement in the case of a limited liability company, or similar governing documents, in each case as amended.

“Incentive Fee” means an incentive management fee calculated and payable (in cash) each fiscal quarter in arrears in an amount equal to 20% of the dollar amount by which the Trust’s Core Earnings, for the Rolling Four Quarters Period, plus the amount of the Incentive Fee, if any, during any of the fiscal quarters in such Rolling Four Quarters Period and less the amount of any Core Earnings Offset, exceeds the product of:

(1) the weighted average of the issue price per Common Share of all of the Trust’s public offerings of Common Shares (including the Initial Public Offering) multiplied by the weighted average number of Common Shares outstanding (including, for the avoidance of doubt, restricted share units granted under one or more of the Trust’s equity incentive plans) in the four-quarter period; and

(2) 8.0%.

For purposes of calculating the Incentive Fee, outstanding limited partnership interests in the Operating Partnership (other than limited partnership interests held by the Trust) shall be treated as outstanding Common Shares.

“Indemnified Party” has the meaning set forth in Section 9(b) hereof.

“Independent Trustee” means a member of the Board of Trustees who is not an officer or employee of the Manager or any Affiliate thereof and who otherwise is “independent” in accordance with the rules of the NYSE or such other securities exchange on which the Common Shares may be listed.

“Initial Public Offering” means the sale by the Trust of 14,706,327 Common Shares in the initial public offering of the Trust registered with the SEC.

“Initial Term” has the meaning set forth in Section 11(a) hereof.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Policies” means the Trust’s investment policies, a copy of which is attached hereto as Exhibit B, as the same may be amended, restated, modified, supplemented or waived by the Board of Trustees as specified therein.

“Losses” has the meaning set forth in Section 9(a) hereof.

“Manager Conditional Payment” means the conditional obligation of the Trust and the Manager pursuant to the terms of the Underwriting Fee Reimbursement Agreement to reimburse the Manager an amount equal to the Manager Offering Payments (as such term is defined in the Underwriting Agreement) if the conditions set forth in the Underwriting Fee Reimbursement Agreement are met during the Conditional Payment Period (as defined in the Underwriting Fee Reimbursement Agreement).

“Manager Indemnified Party” has the meaning set forth in Section 9(a) hereof.

“Manager Permitted Disclosure Parties” has the meaning set forth in Section 6(a) hereof.

“Nonrenewal Termination” has the meaning set forth in Section 11(c) hereof.

“Notice of Proposal to Negotiate” has the meaning set forth in Section 11(c) hereof.

“NYSE” means the New York Stock Exchange, Inc.

“PennyMac Brand” has the meaning set forth in Section 17(a) hereof.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

“Portfolio Management Services” has the meaning set forth in Section 2(b) hereof.

“REIT” means a “real estate investment trust” as defined under the Code.

“Rolling Four Quarters Period” means the most recently completed fiscal quarterly period and the three fiscal quarters immediately preceding the most recently completed fiscal quarter.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” means a shareholder of the Trust.

“Shareholders’ Equity” means:

(A) the sum of the net proceeds from any issuances of the Trust’s equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance); plus

(B) the Trust’s retained earnings at the end of such quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods); less

(C) any amount that the Trust pays for repurchases of its Common Shares; excluding

(D) any unrealized gains, losses or other non-cash items that have impacted the Trust’s shareholders’ equity as reported in the Trust’s financial statements prepared in accordance with GAAP, regardless of whether such items are included in other comprehensive income or loss, or in net income; and excluding

(E) one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between the Manager and the Independent Trustees and after approval by a majority of the Independent Trustees.

The Conditional Payments shall be taken into account in the calculation of Shareholders’ Equity only from and after the payment thereof, if any.

For purposes of calculating the Base Management Fee, outstanding limited partnership interests in the Operating Partnership (other than limited partnership interests held by the Trust) shall be treated as outstanding Common Shares.

“Subsidiary” means any subsidiary of the Trust, any partnership (including the Operating Partnership), the general partner of which is the Trust or any subsidiary of the Trust; any limited liability company, the managing member of which is the Trust or any subsidiary of the Trust; and any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by the Trust or any subsidiary of the Trust.

“Termination Fee” means a termination fee equal to three (3) times the sum of (a) the average annual Base Management Fees and (b) the average annual (or, if the period is less than 24 months, annualized) Incentive Fees earned by the Manager during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

“Termination Notice” has the meaning set forth in Section 11(c) hereof.

“Trust Account” has the meaning set forth in Section 5 hereof.

“Trust Indemnified Party” has the meaning set forth in Section 9(b) hereof.

“Trust Permitted Disclosure Parties” has the meaning set forth in Section 6(b) hereof.

“Underwriter Conditional Payment” means the conditional obligation of the Trust pursuant to the terms of the Underwriting Agreement to pay to the Underwriters the Conditional Payment (as defined in the Underwriting Agreement) if the conditions set forth in the Underwriting Agreement are met during the Conditional Payment Period (as defined in the Underwriting Agreement).

“Underwriters” means the underwriters named in the Underwriting Agreement.

“Underwriting Agreement” means the purchase agreement, dated July 29, 2009, among the Trust, the Operating Partnership, the Manager and the Underwriters relating to the Initial Public Offering.

“Underwriting Fee Reimbursement Agreement” means the Underwriting Fee Reimbursement Agreement, dated as of August 4, 2009, among the Trust, the Operating Partnership and the Manager.

(b)           As used herein, accounting terms relating to the Trust and the Subsidiaries, if any, not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

Section 2.  Appointment and Duties of the Manager.  (a)  The Trust and the Operating Partnership hereby appoint the Manager to manage the investments and day-to-day operations of the Trust and the Subsidiaries, subject at all times to the further terms and conditions set forth in this Agreement and to the supervision of, and such further limitations or parameters as may be imposed from time to time by, the Board of Trustees.  The Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein, except where a specific standard of care is specified, in which case such specific standard of care shall apply.  The appointment of the Manager shall be exclusive to the Manager, except to the extent that the Manager elects, in its sole and absolute discretion, in accordance with the terms of this Agreement, to cause the duties of the Manager as set forth herein to be provided by third parties.

(b)           The Manager, in its capacity as manager of the investments and the day-to-day operations of the Trust and the Subsidiaries, at all times will be subject to the supervision and direction of the Board of Trustees and will have only such functions and authority as the Board of Trustees may delegate to it, including, without limitation, the functions and authority identified herein and delegated to the Manager hereby.  The Manager will be responsible for the day-to-day operations of the Trust and the Subsidiaries and will perform (or cause to be performed) such services and activities relating to the operations of the Trust and the Subsidiaries, including the investments of the Trust and the Subsidiaries and their financing, as may be appropriate, which may include, without limitation:

(i)            serving as the Trust’s and the Subsidiaries’ consultant with respect to the periodic review of the Investment Policies and Allocation Policy, which review shall occur no less often than annually, any modifications to which shall be approved by a majority of the Independent Trustees, and other policies and recommendations with respect thereto for approval by the Board of Trustees;

(ii)           serving as the Trust’s and the Subsidiaries’ consultant with respect to the identification, investigation, evaluation, analysis, underwriting, selection, purchase, origination, negotiation, structuring, monitoring and disposition of the Trust’s and the Subsidiaries’ investments;

(iii)          serving as the Trust’s and the Subsidiaries’ consultant with respect to decisions regarding any financings, securitizations and hedging activities undertaken by the Trust or any Subsidiary, including (1) assisting the Trust or any Subsidiary in developing criteria for debt and equity financing that is specifically tailored to the Trust’s or such Subsidiary’s investment objectives, (2) advising the Trust and the Subsidiaries with respect to obtaining appropriate short-term financing arrangements for their investments and pursuing a particular arrangement for each individual investment, if necessary, and (3) advising the Trust and the Subsidiaries with respect to pursuing and structuring long-term financing alternatives for their investments, in each case consistent with the Investment Policies;

(iv)          serving as the Trust’s and the Subsidiaries’ consultant with respect to arranging for the issuance of mortgage-backed securities from pools of mortgage loans or mortgage-backed securities owned by the Trust or any Subsidiary;

(v)           representing and making recommendations to the Trust and the Subsidiaries in connection with the purchase and finance and commitment to purchase and finance investments and the sale and commitment to sell such investments;

(vi)          negotiating and entering into, on behalf of the Trust or any Subsidiary, credit finance agreements, repurchase agreements, securitization agreements, agreements relating to borrowings under temporary programs established by the U.S. government, commercial paper, interest rate swap agreements, warehouse facilities and all other agreements and instruments required for the Trust and the Subsidiaries to conduct their business;

(vii)         advising the Trust and the Subsidiaries on, preparing, negotiating and entering into, on behalf of the Trust or any Subsidiary, applications and agreements relating to programs established by the U.S. government;

(viii)        with respect to any prospective investment by the Trust or any Subsidiary and any sale, exchange or other disposition of any investment by the Trust or any Subsidiary, conducting negotiations on behalf of the Trust or such Subsidiary with real estate brokers, sellers and purchasers and their respective agents, representatives and investment bankers and owners of privately and publicly held real estate companies;

(ix)           evaluating and recommending to the Trust and the Subsidiaries hedging strategies and engaging in hedging activities on their behalf that are consistent with such strategies, as so modified from time to time, and with the Trust’s qualification as a REIT and with the Investment Policies;

(x)            making available to the Trust and the Subsidiaries the Manager’s knowledge and experience with respect to mortgage loans, mortgage-related securities, real estate, real estate securities, other real estate-related assets and non-real estate-related assets and real estate operating companies;

(xi)           investing and re-investing any funds of the Trust and the Subsidiaries (including in short-term investments) and advising the Trust and the Subsidiaries as to its capital structure and capital-raising activities;

(xii)          monitoring the operating performance of the Trust’s and the Subsidiaries’ investments and providing periodic reports with respect thereto to the Board of Trustees, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xiii)         engaging and supervising, on behalf of the Trust or any Subsidiary, and at the expense of the Operating Partnership (except to the extent determined by the Operating Partnership, in its sole discretion, to be the expense of a Subsidiary other than the Operating Partnership), independent contractors that provide real estate, investment banking, mortgage brokerage, securities brokerage, appraisal, engineering, environmental, seismic, insurance, legal, accounting, transfer agent, registrar, leasing, due diligence and such other services as may be required relating to the operations of the Trust and the Subsidiaries, including their investments (or potential investments);

(xiv)        coordinating and managing operations of any joint venture or co-investment interests held by the Trust or any Subsidiary and conducting all matters with the joint venture or co-investment partners;

(xv)         providing executive and administrative personnel, office space and office services required in rendering services to the Trust and the Subsidiaries;

(xvi)        performing and supervising the performance of administrative functions necessary in the management of the Trust and the Subsidiaries as may be agreed upon by the Manager and the Board of Trustees, including, without limitation, the services in respect of any of the equity incentive plans, the collection of revenues and the payment of the Trust’s or any Subsidiary’s debts and obligations and maintenance of appropriate information technology services to perform such administrative functions;

(xvii)       furnishing reports and statistical and economic research to the Trust and the Subsidiaries regarding their activities and services performed for the Trust and the Subsidiaries by the Manager;

(xviii)      counseling the Trust and the Subsidiaries in connection with policy decisions to be made by the Board of Trustees;

(xix)         communicating on behalf of the Trust or any Subsidiary with the holders of any equity or debt securities of the Trust or such Subsidiary as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading exchanges or markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;

(xx)          counseling the Trust and the Subsidiaries regarding the maintenance of their exclusions and, if applicable, exemptions from status as an investment company under the Investment Company Act, monitoring compliance with the requirements for maintaining such exclusions and exemptions and using commercially reasonable efforts to cause the Trust and the Subsidiaries to maintain their exclusions and exemptions from such status;

(xxi)         assisting the Trust and the Subsidiaries in complying with all regulatory requirements applicable to them in respect of their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and all reports and documents, if any, required under the Exchange Act, the Securities Act and by the NYSE;

(xxii)        counseling the Trust regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations promulgated thereunder;

(xxiii)       causing the Trust and the Subsidiaries to retain qualified accountants and legal counsel, as applicable, to (1) assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, taxable REIT subsidiaries and (2) conduct quarterly compliance reviews with respect thereto;

(xxiv)       taking all necessary actions to enable the Trust and any Subsidiary to make required tax filings and reports, including soliciting Shareholders or interest holders in any such Subsidiary for required information to the extent necessary under the Code and Treasury Regulations promulgated thereunder applicable to REITs;

(xxv)        causing the Trust and the Subsidiaries to qualify to do business in all jurisdictions in which such qualification is required or advisable and to obtain and maintain all appropriate licenses;

(xxvi)       using commercially reasonable efforts to cause the Trust and the Subsidiaries to comply with all applicable laws;

(xxvii)      handling and resolving on the Trust’s or any Subsidiary’s behalf all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Trust or such Subsidiary may be involved or to which the Trust or such Subsidiary may be subject arising out of its day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Trustees;

(xxviii)              arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Trust’s and the Subsidiaries’ business;

(xxix)                      using commercially reasonable efforts to cause expenses incurred by or on behalf of the Trust and the Subsidiaries to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Trustees from time to time; and

(xxx)                         performing such other services as may be required from time to time for the management and other activities relating to the operations, including investments, of the Trust and the Subsidiaries as the Board of Trustees reasonably requests or the Manager deems appropriate under the particular circumstances.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Trust and the Subsidiaries with respect to their investments. Such services will include, but not be limited to, consulting with the Trust and the Subsidiaries on the purchase and sale of, and other investment opportunities in connection with, the Trust’s and the Subsidiaries’ portfolio of assets; the collection of information and the submission of reports pertaining to the Trust’s and the Subsidiaries’ assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the Trust’s and the Subsidiaries’ portfolio of assets; acting as liaison between the Trust and the Subsidiaries and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management.

(c)           For the period and on the terms and conditions set forth in this Agreement, each of the Trust and the Operating Partnership hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact and as the true and lawful agent and attorney-in-fact of any other Subsidiary, in its name, place and stead, to negotiate, execute, deliver and enter into such credit agreements, repurchase agreements, securitization agreements, agreements relating to borrowings under temporary programs established by the U.S. government, commercial paper, interest rate swap agreements, warehouse facilities, brokerage agreements, custodial agreements and such other agreements, instruments and authorizations on their behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate. This power of attorney is deemed to be coupled with an interest.

(d)           The Manager may enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on behalf of the Trust and/or one or more of the Subsidiaries, and at the sole cost and expense of the Operating Partnership (except to the extent determined by the Operating Partnership, in its sole discretion, to be the expense of a Subsidiary other than the Operating Partnership), to provide property management, asset management, securitization, leasing, development and/or other services to the Trust and the Subsidiaries (including, without limitation, Portfolio Management Services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Trust and the Subsidiaries; provided, that (i) any such agreements entered into with Affiliates of the Manager shall be (A) on terms no more favorable to such Affiliates than would be obtained from a third party on an arm’s-length basis and (B) to the extent the same do not fall within the provisions of the Investment Policies, approved by a majority of the Independent Trustees and (ii) with respect to Portfolio Management Services, (A) any such agreements shall be subject to the Trust’s prior written approval and (B) the Manager shall remain liable for the performance of such Portfolio Management Services.

(e)           To the extent that the Manager deems necessary or advisable, the Manager may, from time to time, propose to retain one or more additional entities for the provision of sub-advisory services to the Manager in order to enable the Manager to provide the services to the Trust and the Subsidiaries specified by this Agreement; provided, that any such agreement (1) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Trust and the Subsidiaries, (2) shall not result in an increased Base Management Fee, Incentive Fee or expenses payable hereunder and (3) shall be approved by a majority of the Independent Trustees.

(f)            The Manager may retain, for and on behalf of the Trust and/or one or more of the Subsidiaries, and at the sole cost and expense of the Operating Partnership (except to the extent determined by the Operating Partnership, in its sole discretion, to be the expense of a Subsidiary other than the Operating Partnership), such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, financial printers, developers, investment banks, financial advisors, internal audit service providers, due diligence firms, underwriting review firms, banks and other lenders, surveyors, engineers, environmental and seismic consultants, information technology consultants, tax advisors and preparers, other consultants, agents, contractors, vendors, advisors and others as the Manager deems necessary or advisable in connection with the management and operations of the Trust and the Subsidiaries. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its employees or Affiliates. Except as otherwise provided herein, the Operating Partnership (or such other Subsidiary) shall pay or reimburse the Manager or its Affiliates performing such services for the cost thereof; provided, that such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

(g)           The Manager may effect transactions by or through the agency of another person with it or its Affiliates which have an arrangement under which that party or its Affiliates will from time to time provide to or procure for the Manager and/or its Affiliates goods, services or other benefits (including, but not limited to, research and advisory services; economic and political analysis, including valuation and performance measurement; market analysis, data and quotation services; computer hardware and software incidental to the above goods and services; clearing and custodian services and investment related publications), the nature of which is such that provision can reasonably be expected to benefit the Trust and the Subsidiaries as a whole and may contribute to an improvement in the performance of the Trust and the Subsidiaries or the Manager or its Affiliates in providing services to the Trust and the Subsidiaries on terms that no direct payment is made but instead the Manager and/or its Affiliates undertake to place business with that party.

(h)           In executing portfolio transactions and selecting brokers or dealers, the Manager will use its best efforts to seek on behalf of the Trust and the Subsidiaries the best overall terms available. In assessing the best overall terms available for any transaction, the Manager shall consider all factors that it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Manager may also consider whether such broker or dealer furnishes research and other information or services to the Manager.

(i)            The Manager has no duty or obligation to seek in advance competitive bidding for the most favorable commission rate applicable to any particular purchase, sale or other transaction, or to select any broker-dealer on the basis of its purported or “posted” commission rate, but will endeavor to be aware of the current level of charges of eligible broker-dealers and to minimize the expense incurred for effecting purchases, sales and other transactions to the extent consistent with the interests and policies of the Trust and the Subsidiaries.  Although the Manager will generally seek competitive commission rates, it is not required to pay the lowest commission or commission equivalent, provided, that such decision is made in good faith to promote the best interests of the Trust and the Subsidiaries.

(j)            The Manager shall refrain from any action that, in its sole judgment made in good faith, (1) is not in compliance with the Investment Policies, (2) would adversely affect the qualification of the Trust as a REIT under the Code or the status of the Trust or any Subsidiary as an entity excluded or exempted from investment company status under the Investment Company Act, or (3) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Trust or any Subsidiary or of any exchange on which the securities of the Trust may be listed or that would otherwise not be permitted by the Governing Instruments of the Trust or such Subsidiary.  If the Manager is ordered to take any action by the Board of Trustees, the Manager shall promptly notify the Board of Trustees if it is the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments.  Notwithstanding the foregoing, the Manager, its Affiliates and their respective managers, officers, trustees, directors, employees and members and any Person providing sub-advisory services to the Manager shall not be liable to the Trust, the Subsidiaries, the Board of Trustees, the Shareholders or the interest holders in any Subsidiary for any act or omission by such Person except as provided in Section 9 of this Agreement.

(k)           The Trust (including the Board of Trustees) and the Operating Partnership agree to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to file any registration statement or other filing required to be made under the Securities Act, the Exchange Act, rules of the NYSE or such other securities exchange on which the Common Shares may be listed, the Code or other applicable law, rule or regulation on behalf of the Trust and any applicable Subsidiary in a timely manner.  The Trust and the Operating Partnership further agree to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Trust and the Subsidiaries.  If the Manager is not able to provide a service, or in the reasonable judgment of the Manager it is not prudent to provide a service, without the approval of the Board of Trustees, as applicable, then the Manager shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained, which the Manager shall seek promptly upon determining an approval is required.

(l)            The Manager shall require each seller or transferor of investment assets to the Trust and the Subsidiaries to make such representations and warranties regarding such assets as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the investments of the Trust and the Subsidiaries.

(m)          The Board of Trustees shall periodically review the Investment Policies and the Trust’s and the Subsidiaries’ portfolio of investments but will not review each proposed investment, except as otherwise provided herein. If a majority of the Independent Trustees determines in such periodic review of transactions that a particular transaction does not comply with the Investment Policies, then a majority of the Independent Trustees will consider what corrective action, if any, can be taken. The Manager shall be permitted to rely upon the direction of the Secretary of the Trust to evidence the approval of the Board of Trustees or the Independent Trustees with respect to a proposed investment.

(n)           Neither the Trust nor the Subsidiaries shall invest in any security structured or issued by an entity managed by the Manager or any Affiliate thereof, unless (i) the investment is made in accordance with the Investment Policies; (ii) such investment is approved in advance by a majority of the Independent Trustees; and (iii) the investment is made in accordance with applicable laws.

(o)           Reporting Requirements.

(i)                                     As frequently as the Manager may deem reasonably necessary or advisable, or at the direction of the Board of Trustees, the Manager shall prepare, or, at the sole cost and expense of the Operating Partnership (except to the extent determined by the Operating Partnership, in its sole discretion, to be the expense of a Subsidiary other than the Operating Partnership), cause to be prepared, with respect to any investment, reports and other information with respect to such investment as may be reasonably requested by the Trust.

(ii)                                  The Manager shall prepare, or, at the sole cost and expense of the Operating Partnership (except to the extent determined by the Operating Partnership, in its sole discretion, to be the expense of a Subsidiary other than the Operating Partnership), cause to be prepared, all reports, financial or otherwise, with respect to the Trust and the Subsidiaries reasonably required by the Board of Trustees in order for the Trust and the Subsidiaries to comply with their Governing Instruments, or any other materials required to be filed with any governmental body or agency, and shall prepare, or, at the sole cost and expense of the Operating Partnership (except to the extent determined by the Operating Partnership, in its sole discretion, to be the expense of a Subsidiary other than the Operating Partnership), cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Trust’s and the Subsidiaries’ books of account by a nationally recognized independent accounting firm.

(iii)                               The Manager shall prepare, or, at the sole cost and expense of the Operating Partnership (except to the extent determined by the Operating Partnership, in its sole discretion, to be the expense of a Subsidiary other than the Operating Partnership), cause to be prepared, regular reports for the Board of Trustees to enable the Board of Trustees to review the Trust’s and the Subsidiaries’ acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Policies and policies approved by the Board of Trustees.

(p)           Managers, officers, trustees, directors, members, employees and agents of the Manager or Affiliates of the Manager may serve as trustees, officers, agents, nominees or signatories for the Trust and the Subsidiaries, to the extent permitted by their Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Trustees pursuant to the Trust’s Governing Instruments or, to the extent applicable, the governing body of any Subsidiary, pursuant to the Governing Instruments of such Subsidiary.  When executing documents or otherwise acting in such capacities for the Trust or any Subsidiary, such Persons shall indicate in what capacity they are executing on behalf of the Trust or such Subsidiary.  Without limiting the foregoing, but subject to Section 13 below, the Manager will be obligated to supply the Trust with a management team, including a Chief Executive Officer, Chief Financial Officer and Chief Operating Officer or similar positions, along with appropriate support personnel, to provide the management services to be provided by the Manager to the Trust and the Subsidiaries hereunder, who shall devote such of their time to the management of the Trust and the Subsidiaries as is necessary and appropriate, commensurate with the level of activity of the Trust from time to time.

(q)           The Manager shall provide personnel for service on an investment or similar type of committee.

(r)            The Manager shall maintain reasonable and customary “errors and omissions” insurance coverage and other customary insurance coverage.

(s)           The Manager shall provide such internal audit, compliance and control services as may be required for the Trust and the Subsidiaries to comply with applicable law (including the Securities Act and the Exchange Act), regulation (including SEC regulations) and the rules and requirements of the NYSE or such other securities exchange on which the Common

Shares may be listed and as otherwise reasonably requested by the Trust, the Operating Partnership or the Board of Trustees from time to time.

(t)            The Manager acknowledges receipt of the Trust’s Code of Business Conduct and Ethics and Policy Against Insider Trading (collectively, the “Conduct Policies”) and agrees to require its officers and employees who provide services to the Trust to comply with such Conduct Policies in the performance of such services hereunder or such comparable policies as shall in substance hold officers and employees of the Manager to at least the standards of conduct set forth in the Conduct Policies.

(u)           Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Trust to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Trust to terminate this Agreement pursuant to Section 13 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Operating Partnership (or any other Subsidiary) pursuant to Section 8 in excess of that contained in any applicable Trust Account (as herein defined) or otherwise made available by the Operating Partnership (or such other Subsidiary) to be expended by the Manager hereunder.  Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Trust under Section 11(c) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

(v)           In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Manager at the sole cost and expense of the Operating Partnership (except to the extent determined by the Operating Partnership, in its sole discretion, to be the expense of a Subsidiary other than the Operating Partnership).

Section 3.  Additional Activities of the Manager.  Except as otherwise provided in this Section 3, the Allocation Policy and the Investment Policies, nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, managers, officers, trustees, directors, employees or members from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Trust or (ii) in any way bind or restrict the Manager or any of its Affiliates, managers, officers, trustees, directors, employees or members from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or any of its Affiliates, managers, officers, trustees, directors, employees or members may be acting.  Notwithstanding the foregoing, during the term of this Agreement, neither the Manager nor any of its Affiliates may act as the manager to, or otherwise provide investment advisory services to, any other entity the primary investment objective of which is to invest in distressed residential mortgage loans, excluding (a) the two private fund vehicles managed by the Manager as of the date of this Agreement, (b) any entity in which the Trust or any of its Subsidiaries is an investor and (c) any government-related entity; provided, however, that the Manager and/or any of its Affiliates may act as manager to an entity that it would otherwise not be permitted to manage pursuant to the foregoing if the Trust and its Subsidiaries are not able to pursue additional investment in distressed residential mortgage loans due to limitations on available capital and the Trust and its Subsidiaries determine not to raise additional capital, as long as the Independent Trustees do not determine that such activities would be detrimental to the Trust and its Subsidiaries.

While information and recommendations supplied to the Trust and the Subsidiaries shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Trust and the Subsidiaries, they may be different from the information and recommendations supplied by the Manager or any Affiliate of the Manager to others.  The Trust and the Subsidiaries shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Trust and the Operating Partnership recognize that the Trust and the Subsidiaries are not entitled to receive preferential treatment as compared with the treatment given by the Manager or any Affiliate of the Manager to others.  The Trust and the Subsidiaries shall have the benefit of the Manager’s best judgment and effort in rendering services hereunder and, in furtherance of the foregoing, the Manager shall not undertake activities that, in its good faith judgment, will adversely affect the performance of its obligations under this Agreement.

Section 4.  Agency. The Manager shall act as agent of the Trust and the Subsidiaries in making, acquiring, financing and disposing of investments, disbursing and collecting the funds of the Trust and the Subsidiaries, paying the debts and fulfilling the obligations of the Trust and the Subsidiaries, supervising the performance of professionals engaged by or on behalf of the Trust and the Subsidiaries and handling, prosecuting and settling any claims of or against the Trust and the Subsidiaries, the Board of Trustees, holders of the Trust’s or any Subsidiary’s securities or representatives or properties of the Trust and the Subsidiaries.

Section 5.  Bank Accounts.  At the direction of the Board of Trustees, the Manager may establish and maintain one or more bank accounts in the name of the Trust or any Subsidiary (any such account, a “Trust Account”), and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board of Trustees may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Trustees and, upon request, to the auditors of the Trust or any Subsidiary.

Section 6.  Records; Confidentiality.  (a)  The Manager shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Trust or any Subsidiary at any time during normal business hours upon reasonable advance notice.  The Manager shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder (“Confidential Information”) and shall not use Confidential Information except in furtherance of its duties under this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (1) to its Affiliates, managers, officers, trustees, directors, employees, members, agents, representatives or advisors who need to know such Confidential Information for the purpose of rendering services hereunder, (2) to appraisers, financing sources and others in the ordinary course of the Trust’s and any Subsidiary’s business ((1) and (2) collectively, “Manager Permitted Disclosure Parties”), (3) in connection with any governmental or regulatory filings of the Trust or any Subsidiary or disclosure or presentations to Trust investors, (4) to governmental officials having jurisdiction over the Trust, (5) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party, or (6) with the consent of the Board of Trustees.  The Manager agrees to inform each of its Manager Permitted Disclosure Parties of the non-public nature of the Confidential Information and to direct such Persons to treat such Confidential Information in accordance with the terms hereof.  Nothing herein shall prevent the Manager from disclosing Confidential Information (1) upon the order of any court or administrative agency, (2) upon the request or demand of, or pursuant to any law or regulation, any regulatory agency or authority, (3) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (4) to its legal counsel or independent auditors; provided, however, that with respect to clauses (1) and (2), it is agreed that the Manager will provide the Trust and the Operating Partnership with prompt written notice of such order, request or demand so that the Trust and the Operating Partnership may seek an appropriate protective order and/or waive the Manager’s compliance with the provisions of this Agreement.  If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is, in the opinion of counsel, required to disclose Confidential Information, the Manager may disclose only that portion of such information that its counsel advises is legally required without liability hereunder; provided, that the Manager agrees to exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded such information.  Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from the provisions hereof:  any Confidential Information that (A) is available to the public from a source other than the Manager, (B) is released in writing by the Trust to the public or to Persons who are not under similar obligation of confidentiality to the Trust and the Subsidiaries, or (C) is obtained by the Manager from a third party without breach by such third party of an obligation of confidence with respect to the Confidential Information disclosed.

(b)           Each of the Trust and the Operating Partnership shall keep confidential, and shall cause any other Subsidiary to keep confidential, any and all Confidential Information and shall not use, and shall cause any other Subsidiary not to use, Confidential Information except in furtherance of the terms of this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (1) to its Affiliates, officers, trustees, directors, employees, members, agents, representatives or advisors who need to know such Confidential Information for the purpose of fulfilling the Trust’s and the Operating Partnership’s obligations hereunder (collectively, “Trust Permitted Disclosure Parties”), (2) as required by law or legal process to which the Trust or any Subsidiary or any Person to whom disclosure is permitted hereunder is a party, or (3) with the consent of the Manager.  Each of the Trust and the Operating Partnership agrees to (1) inform each of its Trust Permitted Disclosure Parties of the non-public nature of the Confidential Information and to direct such Persons to treat such Confidential Information in accordance with the terms hereof and (2) not disclose any Confidential Information to its Trust Permitted Disclosure Parties upon the termination of this Agreement in accordance with Section 11 hereof.  Nothing herein shall prevent the Trust or any Subsidiary from disclosing Confidential Information (1) upon the order of any court or administrative agency, (2) upon the request or demand of, or pursuant to any law or regulation, any regulatory agency or authority, (3) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (4) to its legal counsel or independent auditors; provided, however, that with respect to clauses (1) and (2), it is agreed that the Trust and the Operating Partnership will provide the Manager with prompt written notice of such order, request or demand so that the Manager may seek an appropriate protective order and/or waive the Trust’s and the Operating

Partnership’s compliance with the provisions of this Section.  If, failing the entry of a protective order or the receipt of a waiver hereunder, the Trust or any Subsidiary is, in the opinion of counsel, required to disclose Confidential Information, the Trust or such Subsidiary may disclose only that portion of such information that its counsel advises is legally required without liability hereunder; provided, that each of the Trust and the Operating Partnership shall exercise, and shall cause any other Subsidiary to exercise, its best efforts to obtain reliable assurance that confidential treatment will be accorded such information.  Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from the provisions hereof:  any Confidential Information that (A) is available to the public from a source other than the Trust or any Subsidiary, (B) is released in writing by the Manager to the public or to Persons who are not under similar obligation of confidentiality to the Manager, or (C) is obtained by the Trust or any Subsidiary from a third party without breach by such third party of an obligation of confidence with respect to the Confidential Information disclosed.  For the avoidance of doubt, information about the systems, employees, policies, procedures and investment portfolio (other than investments in which the Trust or any Subsidiary and the Manager have co-invested) shall be deemed to be included within the meaning of “Confidential Information” for purposes of the Trust’s and the Subsidiaries’ obligations pursuant to this Section 6(b).

(c)           The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 7.  Compensation.  (a)  For the services rendered under this Agreement, the Operating Partnership shall pay to the Manager the Base Management Fee and the Incentive Fee.  Notwithstanding the foregoing or any other provision contained in this Agreement, in the event that any of the services provided hereunder by the Manager are rendered to or for the benefit of any Subsidiary other than the Operating Partnership, then, in the sole discretion of the Operating Partnership, a portion of the Base Management Fee and/or the Incentive Fee, as determined by the Operating Partnership, shall be payable by such Subsidiary.

(b)           The parties acknowledge that the Base Management Fee is intended to compensate the Manager for the costs and expenses of its executive officers and employees (and certain related overhead and employee costs not otherwise reimbursable under Section 8 below) incurred in providing to the Trust the investment advisory services and certain general management services rendered under this Agreement.

(c)           The Manager will not receive any compensation for the period prior to the Closing Date other than expenses incurred and reimbursed pursuant to the provisions of Section 8 hereunder.

(d)           The Base Management Fee shall be payable in arrears in cash, in quarterly installments commencing with the fiscal quarter in which this Agreement was executed (with such initial payment pro-rated based on the number of days during such quarter that this Agreement was in effect).   The Manager shall calculate each installment of the Base Management Fee within thirty (30) days after the end of the fiscal quarter with respect to which such installment is payable.  A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only, promptly be delivered to the Board of Trustees and, upon such delivery, payment of such installment of the Base Management Fee shown therein shall be due and payable no later than the date which is five (5) Business Days after the date of delivery to the Board of Trustees of such computations.

(e)           The Manager shall compute each installment of the Incentive Fee within 30 days after the end of the fiscal quarter with respect to which such installment is payable.  A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only, promptly be delivered to the Board of Trustees and, upon such delivery, payment of such installment of the Incentive Fee shown therein shall be due and payable no later than the date which is five (5) Business Days after the date of delivery to the Board of Trustees of such computations.

Section 8.  Expenses of the Trust.  (a)  The Manager shall be responsible for compensation and related expenses of the Manager’s employees (including the officers of the Trust who are also employees of the Manager), including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel; provided, however, that the Operating Partnership (or any other Subsidiary, as provided below) shall pay or reimburse the Manager or any Affiliate of the Manager for the costs and expenses (including any employment expenses) incurred in connection with the performance by the Manager or such Affiliate of any services performed by the Manager or such Affiliate pursuant to Section 2(d) or 2(f) hereof.

(b)           The Trust and the Subsidiaries shall pay all of their costs and expenses and the Operating Partnership (or any other Subsidiary, as provided below) shall reimburse the Manager or its Affiliates for expenses of the Manager and its Affiliates incurred on behalf of the Trust or any Subsidiary, excepting only those expenses that are specifically the responsibility of the Manager pursuant to Section 8(a) of this Agreement.  Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Trust or any Subsidiary shall be paid by the Operating Partnership (or such other Subsidiary) and shall not be paid by the Manager or Affiliates of the Manager:

(i)                                     all costs and expenses associated with the formation and capital raising activities of the Trust and the Subsidiaries, if any, including, without limitation, the costs and expenses of the preparation of the Trust’s registration statements, any and all costs and expenses of the Initial Public Offering, any subsequent offerings and any filing fees and costs of being a public company, including, without limitation, filings with the SEC, the Financial Industry Regulatory Authority and the NYSE (or any other exchange or over-the-counter market), among other such entities;

(ii)                                  all costs and expenses in connection with the acquisition, origination, disposition, development, modification, protection, maintenance, financing, refinancing, hedging, administration and ownership of the Trust’s or any Subsidiary’s investment assets (including costs and expenses incurred for transactions that are not subsequently completed), including, without limitation, costs and expenses incurred in contracting with third parties, including Affiliates of the Manager, to provide such services, such as legal fees, accounting fees, consulting fees, loan servicing fees, trustee fees, appraisal fees, insurance premiums, commitment fees, brokerage fees, guaranty fees, ad valorem taxes, costs of diligence, foreclosure, maintenance, repair and improvement of property and premiums for insurance on property owned or leased by the Trust or any Subsidiary;

(iii)

all legal, audit, accounting, consulting, underwriting, brokerage, listing, filing, custodian, transfer agent, rating agency, registration and other fees and charges, printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Trust’s or any Subsidiary’s equity securities or debt securities;

(iv)

all costs and expenses in connection with legal, accounting, due diligence (including due diligence costs for assets that are not subsequently acquired), asset management, securitization, property management, brokerage, leasing and other services that outside professionals or outside consultants perform or otherwise would perform on the Trust’s behalf and that are performed by the Manager or an Affiliate thereof, as provided in Section 2(d) or 2(f);

(v)

all expenses relating to communications to holders of equity securities or debt securities issued by the Trust or any Subsidiary and the other third party services utilized in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies (including, without limitation, the SEC), including any costs of computer services in connection with this function, the cost of printing and mailing certificates for such securities and proxy solicitation materials and reports to holders of the Trust’s or any Subsidiary’s securities and the cost of any reports to third parties required under any indenture to which the Trust or any Subsidiary is a party;

(vi)

all costs and expenses of money borrowed by the Trust or any Subsidiary, including, without limitation, principal, interest and the costs associated with the establishment and maintenance of any credit facilities, warehouse loans, repurchase agreements and other indebtedness of the Trust or any Subsidiary (including commitment fees, accounting fees, legal fees, closing and other costs and expenses);

(vii)	all taxes and license fees applicable to the Trust or any Subsidiary, including interest and penalties thereon;

(viii)

all fees paid to and expenses of third-party advisors and independent contractors, consultants, managers and other agents (including real estate underwriters, brokers and special servicers) engaged by the Trust or any

Subsidiary or by the Manager for the account of the Trust or any Subsidiary;

(ix)

all insurance costs incurred by the Trust or any Subsidiary, including, without limitation, any costs to obtain liability or other insurance to indemnify the Manager and underwriters of any securities of the Trust;

(x)	all costs and expenses relating to the acquisition of, and maintenance and upgrades to, the portfolio accounting systems of the Trust or any Subsidiary;

(xi)

all compensation and fees paid to trustees or directors of the Trust or any Subsidiary (excluding those trustees or directors who are also officers or employees of the Manager), all expenses of trustees or directors of the Trust or any Subsidiary (including those trustees or directors who are also employees of the Manager), the cost of trustees and officers liability insurance and premiums for errors and omissions insurance, and any other insurance deemed necessary or advisable by the Board of Trustees for the benefit of the Trust and its trustees and officers (including those trustees who are also employees of the Manager);

(xii)

all third-party legal, accounting and auditing fees and expenses and other similar services relating to the Trust’s or any Subsidiary’s operations (including, without limitation, all quarterly and annual audit or tax fees and expenses);

(xiii)

all third-party legal, expert and other fees and expenses relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against the Trust or any Subsidiary, or which the Trust or any Subsidiary is authorized or obligated to pay under applicable law or its Governing Instruments or by the Board of Trustees;

(xiv)

subject to Section 9 below, any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Trust or any Subsidiary, or against any trustee, director or officer of the Trust or any Subsidiary in his capacity as such for which the Trust or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency, or settlement of pending or threatened proceedings;

(xv)

all travel and related expenses of trustees, directors, officers and employees of the Trust or any Subsidiary and the Manager, incurred in connection with attending meetings of the Board of Trustees or holders of securities of the Trust or any Subsidiary or performing other business activities that relate to the Trust or any Subsidiary, including, without limitations, travel and expenses incurred in connection with the purchase, consideration for purchase, financing, refinancing, sale or other disposition of any investment or potential investment of the Trust or any Subsidiary; provided, however, that the Operating Partnership (or any other Subsidiary, as provided below) shall only be responsible for a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of the Trust or any Subsidiary;

(xvi)

all expenses of organizing, modifying or dissolving the Trust or any Subsidiary and costs preparatory to entering into a business or activity, or of winding up or disposing of a business activity of the Trust or any Subsidiary, if any;

(xvii)

all expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board of Trustees to or on account of holders of the securities of the Trust or any Subsidiary, including, without limitation, in connection with any dividend reinvestment plan;

(xviii)

all costs and expenses related to the design and maintenance of the Trust’s website or sites and associated with any computer software, hardware, electronic equipment or purchased information technology services from third party vendors that is used primarily for the Trust or any Subsidiary;

(xix)

costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses; provided, however, that the Operating Partnership (or any other Subsidiary, as provided below) shall only be responsible for a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of the Trust or any Subsidiary;

(xx)	the costs and expenses incurred with respect to administering the Trust’s incentive plans;

(xxi)

the costs and expenses of maintaining compliance with all U.S. federal, state, local and applicable regulatory body rules and regulations; provided, however, that the Operating Partnership (or any other Subsidiary, as provided below) shall only be responsible for a proportionate share of such costs and expenses, as determined by the Manager in good faith, where such costs and expenses were not incurred solely for the benefit of the Trust or any Subsidiary;

(xxii)	expenses relating to any office or office facilities, including disaster backup recovery sites and facilities, maintained for the Trust or any Subsidiary separate from the offices of the Manager;

(xxiii)

all other expenses of the Trust or any Subsidiary relating to the business and investment operations of the Trust and the Subsidiaries, including, without limitation, the costs and expenses of acquiring, originating, owning, protecting, maintaining, financing, refinancing, developing, modifying and disposing of investments that are not the responsibility of the Manager under Section 9(a) of this Agreement; and

(xxiv)

all other expenses actually incurred by the Manager or its Affiliates or their respective managers, officers, trustees, directors, employees, members, representatives or agents, or any Affiliates thereof, that are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

In addition, the Operating Partnership (or any other Subsidiary, as provided below) will be required to pay the Trust’s and the Subsidiaries’ pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates required for the Trust’s and the Subsidiaries’ operations. These expenses will be allocated between the Manager, on the one hand, and the Operating Partnership (or such other Subsidiary), on the other hand, based on the ratio of the Trust’s and the Subsidiaries’ proportion of gross assets compared to all remaining gross assets managed by the Manager as calculated at each fiscal quarter end. The Manager, the Trust and the Operating Partnership will modify this allocation methodology, subject to the Board of Trustees’ approval, if the allocation becomes inequitable.

Notwithstanding the foregoing or any other provision contained in this Agreement, in the event that any of the services provided hereunder by the Manager are rendered to or for the benefit of any Subsidiary other than the Operating Partnership, then, in the sole discretion of the Operating Partnership, a portion of the expense reimbursements to the Manager and/or its Affiliates hereunder, as determined by the Operating Partnership, shall be payable by such Subsidiary.

(c)           Costs and expenses incurred by the Manager or an Affiliate thereof on behalf of the Trust or any Subsidiary shall be reimbursed quarterly to the Manager.  The Manager shall prepare a written statement in reasonable detail documenting the costs and expenses of the Trust and the Subsidiaries and those incurred by the Manager on behalf of the Trust or any Subsidiary during each fiscal quarter, and shall deliver such written statement to the Trust within 30 days after the end of each fiscal quarter.  The Operating Partnership (or any other Subsidiary, as provided in the immediately preceding paragraph) shall pay all amounts payable to the Manager pursuant to this Section 8 within five (5) Business Days after the date of delivery of such written statement without demand, deduction, offset or delay.  Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Trust and the Subsidiaries.  The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

(d)           Notwithstanding the foregoing, the Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

Section 9.  Limits of the Manager’s Responsibility; Indemnification.  (a)  The Manager assumes no responsibility under this Agreement other than to provide the services specified hereunder in good faith and shall not be responsible for any action of the Board of Trustees in following or declining to follow any advice or recommendations of the Manager.  None of the Manager or its Affiliates or their respective managers, officers, trustees, directors, employees or members or any Person providing sub-advisory services to the Manager will be liable to the Trust, any Subsidiary, the Board of Trustees, or the Shareholders or interest holders of any Subsidiary for any acts or omissions performed under this Agreement, except because of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement.  The Trust and the Operating Partnership shall, to the full extent lawful, reimburse, indemnify and hold harmless the Manager and its Affiliates and their respective managers, officers, trustees, directors, employees and members and any Person providing sub-advisory services to the Manager (each, a “Manager Indemnified Party”), with respect to all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) (collectively “Losses”) in respect of or arising from any acts or omissions of such Manager Indemnified Party, performed in good faith under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of the duties of the Manager under this Agreement.

(b)           The Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless the Trust (or any Subsidiary), and the trustees, officers and Shareholders and each Person, if any, controlling the Trust (each, a “Trust Indemnified Party”; a Manager Indemnified Party and a Trust Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”) with respect to all Losses in respect of or arising from any acts or omissions under this Agreement constituting bad faith, willful misconduct, gross negligence or reckless disregard of the duties of the Manager under this Agreement or any claims by the Manager’s employees relating to the terms and conditions of their employment by the Manager.

(c)           In case any such claim, suit, action or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights to be indemnified pursuant to this Section.  Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence of this Section, also represent the indemnifying party in such investigation, action or proceeding.  In the alternative, such

Indemnified Party may elect to conduct the defense of the Claim, if (1) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (2) the indemnifying party refuses to defend (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (3) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith.  The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided, (1) such settlement is without any Losses whatsoever to such Indemnified Party, (2) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (3) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim.  The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof.  If such Indemnified Party is entitled pursuant to this Section to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party.  Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section.

(d)           The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement.

Section 10.  No Joint Venture.  The Trust, the Operating Partnership and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on any of them.

Section 11.  Term; Termination.

(a)           Initial Term.  This Agreement shall become effective on the Closing Date and shall continue in operation, unless terminated in accordance with the terms hereof, until August 4, 2012 (the “Initial Term”).

(b)           Automatic Renewal Terms.  After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”) unless the Trust or the Manager terminates this Agreement in accordance with Section 11(c) of this Agreement.

(c)           Termination of this Agreement.  Notwithstanding any other provision of this Agreement to the contrary, upon the expiration of the Initial Term or any Automatic Renewal Term and upon at least 180 days’ prior written notice to the Manager or the Trust, as applicable (the “Termination Notice”), either (A) the Trust (without cause), upon the affirmative vote of at least two-thirds of the Independent Trustees or by a vote of the holders of at least two-thirds of the Trust’s outstanding Common Shares (other than those Common Shares held by the Manager or any Affiliate thereof), in each case based upon (1) unsatisfactory performance by the

Manager that is materially detrimental to the Trust and the Subsidiaries or (2) the determination that the compensation payable to the Manager under this Agreement is not fair; or (B) the Manager (without cause) may, in connection with the expiration of the Initial Term or any Automatic Renewal Term, decline to renew this Agreement (any such nonrenewal, a “Nonrenewal Termination”); provided, that the Trust shall not have the right to terminate this Agreement under clause (2) above if the Manager agrees to continue to provide services under this Agreement at fees that at least two-thirds of the Independent Trustees determine to be fair pursuant to the procedures set forth below.

If the Trust (but not the Manager) issues the Termination Notice, the Operating Partnership shall be obligated to pay the Manager the Termination Fee within 90 days of the last day of the Initial Term or Automatic Renewal Term, as applicable (the “Effective Termination Date”); provided, however, that in the event a Termination Notice is given in connection with a determination that the compensation payable to the Manager is not fair, the Manager shall have the right to renegotiate such compensation by delivering to the Trust and the Operating Partnership, no fewer than 45 days prior to the prospective Effective Termination Date, written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement.  Thereupon, the Trust (represented by the Independent Trustees), the Operating Partnership and the Manager shall endeavor to negotiate in good faith the revised compensation payable to the Manager under this Agreement. Provided that the Manager, the Trust and the Operating Partnership agree to the terms of the revised compensation to be payable to the Manager within 45 days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Manager hereunder shall be the revised compensation then agreed upon by the parties to this Agreement. The Trust, the Operating Partnership and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding the same. In the event that the Trust, the Operating Partnership and the Manager are unable to agree to the terms of the revised compensation to be payable to the Manager during such 45-day period, this Agreement shall terminate, such termination to be effective on the date which is the later of (A) 10 days following the end of such 45-day period and (B) the Effective Termination Date originally set forth in the Termination Notice.  In the event of any Nonrenewal Termination, after delivery of the Termination Notice, the Manager shall thereafter have the authority to invest only such capital that represents the return of capital resulting from the liquidation or repayment of investments of the Trust or any Subsidiary existing at the time of the Termination Notice, and subject to the Investment Policies and all other existing investment and other policies of the Trust.  The Manager shall cooperate with the Trust and the Subsidiaries in executing an orderly transition of the management of the Trust’s assets to a new manager.  The Trust may terminate this Agreement for cause pursuant to Section 13 of this Agreement even after a Nonrenewal Termination and no Termination Fee shall be payable.

(d)           If this Agreement is terminated pursuant to this Section 11 or pursuant to Section 12, 13 or 14, such termination shall be without any further liability or obligation of any party to the other, except with respect to the payment of a Termination Fee, if applicable, and except as provided in Sections 6, 8 and 15 of this Agreement. In addition, Sections 9, 17(b) and 18(e) of this Agreement shall survive termination of this Agreement.

Section 12.  Assignments.  (a) Except as set forth in Section 12(b) of this Agreement, this Agreement shall terminate automatically without payment of the Termination Fee in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Trust with the consent of a majority of the Independent Trustees.  Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Trust and the Subsidiaries for all errors or omissions of the assignee under any such assignment.  In addition, the assignee shall execute and deliver to the Trust and the Operating Partnership a counterpart of this Agreement naming such assignee as the Manager.  This Agreement shall not be assigned by the Trust or the Operating Partnership without the prior written consent of the Manager, except in the case of assignment by the Trust or the Operating Partnership to another REIT (in the case of the Trust) or other organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Trust or the Operating Partnership, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Trust and the Operating Partnership are bound under this Agreement.

(b)           Notwithstanding any provision of this Agreement, the Manager may subcontract and assign any or all of its responsibilities under this Agreement to any of its Affiliates in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and the Trust and the Operating Partnership hereby consent to any such assignment and subcontracting. In addition, provided that the Manager provides prior written notice to the Trust and the Operating Partnership for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement. In addition, the Manager may assign one or more of its duties under this Agreement to any of its Affiliates without the Trust’s or the Operating Partnership’s approval if such assignment does not require their approval under the Investment Advisers Act of 1940, as amended.

Section 13.  Termination by the Trust for Cause.  At the option of the Trust and at any time during the term of this Agreement, this Agreement shall be and become terminated upon at least 30 days’ prior written notice of termination from the Board of Trustees to the Manager, without payment of the Termination Fee, if any of the following events shall occur, which shall be determined by a majority of the Board of Trustees:

(i)                                     the Manager shall materially breach any provision of this Agreement and such breach shall continue for a period of 30 days after the Manager’s receipt of written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after the Manager’s receipt of written notice of such breach if the Manager takes steps to cure such breach within 30 days of the written notice);

(ii)                                  the Manager shall commit any act of fraud, misappropriation of funds, or embezzlement against the Trust or any Subsidiary;

(iii)                               the Manager shall commit any act of gross negligence in the performance of its duties under this Agreement;

(iv)                              upon the commencement of any proceeding relating to the Manager’s Bankruptcy or insolvency;

(v)                                 upon the dissolution of the Manager; or

(vi)                              upon a Change in Control of the Manager.

If any of the events specified above shall occur, the Manager shall give prompt written notice thereof to the Board of Trustees.

Section 14.  Termination by the Manager for Cause.

(a)           At the option of the Manager and at any time during the term of this Agreement, this Agreement shall be and become terminated upon at least 60 days’ prior written notice of termination from the Manager to the Trust and the Operating Partnership, with payment of the Termination Fee, if the Trust or the Subsidiaries shall have defaulted in the performance of any material term of this Agreement, and such default has continued uncured for a period of 30 days after the Trust’s and the Operating Partnership’s receipt of written notice of such default from the Manager.

(b)           At the option of the Manager and at any time during the term of this Agreement, this Agreement shall be and become terminated, without payment of the Termination Fee, if the Trust becomes required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event.

Section 15.  Action Upon Termination.  From and after the effective date of termination of this Agreement pursuant to Sections 11, 12, 13 or 14 of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if the Manager is so entitled in accordance with the terms of this Agreement, the Termination Fee.  Upon any such termination, the Manager shall forthwith:

(a)           after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Trust or a Subsidiary all money collected and held for the account of the Trust or a Subsidiary pursuant to this Agreement;

(b)           deliver to the Board of Trustees a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Trustees with respect to the Trust and any Subsidiary; and

(c)           deliver to the Board of Trustees all property and documents of the Trust and any Subsidiary then in the custody of the Manager.

Section 16.  Release of Money or Other Property Upon Written Request.  The Manager agrees that any money or other property of the Trust or any Subsidiary held by the Manager shall be held by the Manager as custodian for the Trust or such Subsidiary, and the Manager’s records shall be appropriately and clearly marked to reflect the ownership of such money or other property by the Trust or such Subsidiary.  Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Trust requesting the Manager to release to the Trust any money or other property then held by the Manager for the account of the Trust or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Trust or any Subsidiary within a reasonable period of time, but in no event later than 45 days following such request.  Upon delivery of such money or other property to the Trust, the Manager shall not be liable to the Trust, any Subsidiary, the Board of Trustees, or the Shareholders or the interest holders of any Subsidiary for any acts or omissions by the Trust or any Subsidiary in connection with the money or other property released in accordance with this Section.  The Trust and the Operating Partnership shall indemnify the Manager and its Affiliates and their respective managers, officers, trustees, directors, employees and members and any Person providing sub-advisory services to the Manager against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property in accordance with the terms of this Section 16.  Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 9 of this Agreement.

Section 17.  Use of Name.

(a)           The Manager hereby grants to the Trust and the Subsidiaries during the term of this Agreement a non-exclusive, royalty-free license to use the “PennyMac” brand, trademark, logo and service marks and any derivation thereof related thereto (the “PennyMac Brand”) in the United States.  Notwithstanding the foregoing, it is acknowledged and agreed that the Manager and its other Affiliates retain the right to continue to use the PennyMac Brand during the term of this Agreement.  It is further acknowledged and agreed that under no circumstances shall the Manager be prohibited from licensing or transferring the ownership of the PennyMac Brand to third parties.

(b)           In the event of the termination of this Agreement, the Trust shall be required to cease using the PennyMac Brand as promptly as possible, including by changing its name to remove the word “PennyMac” therefrom as promptly as practicable.  The provisions of this Section 17(b) shall survive the expiration or earlier termination of this Agreement.

Section 18.  Miscellaneous.

(a)           Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (1) personal delivery, (2) delivery by reputable overnight courier, (3) delivery by facsimile transmission with telephonic confirmation or (4) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 18):

The Trust and the Operating Partnership:	PennyMac Mortgage Investment Trust
PennyMac Operating Partnership, L.P.
27001 Agoura Road, Third Floor
Calabasas, California 91301
Attention: Chief Executive Officer
Fax: (818) 337-2138

with a copy to:	Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attention: Edward J. Fine and J. Gerard Cummins
Fax: (212) 839-5599

The Manager:	PNMAC Capital Management, LLC
27001 Agoura Road, Third Floor
Calabasas, California 91301
Attention: Chief Executive Officer
Fax: (818) 337-2138

with a copy to:	PNMAC Capital Management, LLC
27001 Agoura Road, Third Floor
Calabasas, California 91301
Attention: Chief Legal Officer
Fax: (818) 337-2138

(b)           Binding Nature of Agreement; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

(c)           Integration.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(d)           Amendments.  Neither this Agreement, nor any terms hereof, may be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

(e)           GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA AND

THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

(f)            WAIVER OF JURY TRIAL.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g)           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(h)           Costs and Expenses.  Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matters incident thereto.

(i)            Section Headings.  The section and subsection headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(j)            Counterparts.  This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(k)           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, each of the parties hereto have executed this Management Agreement as of the date first written above.

PENNYMAC MORTGAGE INVESTMENT TRUST

By:	/s/ Jeff Grogin
Name: Jeff Grogin
Title: Chief Legal Officer and Secretary

PENNYMAC OPERATING PARTNERSHIP, L.P.

By: PENNYMAC GP OP, INC.,
its General Partner

By:	/s/ Jeff Grogin
Name: Jeff Grogin
Title: Executive Vice President and Secretary

PNMAC CAPITAL MANAGEMENT, LLC

By:	/s/ Jeff Grogin
Name: Jeff Grogin
Title: Secretary and Chief Legal Officer